Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Second Quarter and Six Months Ended June 30, 2018 Financial Results

Becomes Current with SEC Filings

PHILADELPHIA, PENNSYLVANIA — October 15, 2018 — (GLOBE NEWSWIRE) — Hill International (“Hill” or “the Company”), the global leader in managing construction risk, announced today financial results for the second quarter and for the six months ending June 30, 2018. With this filing, the Company is now current with its financials.

Raouf Ghali, Hill’s CEO, stated, “I want to thank everyone who worked diligently to get the Company current. Over the past year, management has been focused on the Profit Improvement Plan and getting the Company current with its SEC filings. Now that these things are behind us, we willl refocus our efforts on growing the business profitably for Hill’s shareholders. We continue to see increased spending on U.S. and European infrastructure and real estate development projects, as well as strengthening in Middle East civil construction activities. As we normalize our one-time costs, complete unrealized savings over the next few quarters and move forward with our growth plan, we remain confident that we will achieve our EBITDA [as defined below] goal of 10%.”

Second Quarter 2018 Results

Hill’s total revenue for the second quarter of 2018 was $112.1 million, a decrease of 10.6% compared to the second quarter of 2017. The Company’s operating loss for the second quarter of 2018 was $3.5 million, compared to an operating loss of $1.4 million in the prior year’s second quarter. Net loss from continuing operations was $7.1 million, or ($0.13) per diluted share, compared to a net loss from continuing operations of $1.0 million, or ($0.02) per diluted share, during the prior year’s second quarter.

The operating loss in the second quarter of 2018 was mostly due to a reduction of revenues and gross margin over the prior year’s second quarter of $13.3 million and $5.4 million, respectively, as a result of the wind down of various projects in the Middle East and the United States.

This decrease in revenue and gross margin was partially offset by an overall decrease in selling, general and administrative (“SG&A”) expenses of $2.2 million in the second quarter of 2018 compared to the second quarter of 2017. This decrease was primarily related to a bad debt recovery from a Libyan client resulting in a net benefit of $3.2 million and a reduction of approximately $4.0 million in unapplied and indirect labor that occurred as a result of the Company’s Profit Improvement Plan. Also, second quarter 2018 SG&A was negatively impacted by an increase, compared to the prior year period, of $5.6 million related to non-cash net foreign currency losses that was incurred as a result of unfavorable fluctuations in exchange rates in several countries.

Adjusted EBITDA (as defined below) for the second quarter of 2018 was a loss of $0.9 million, compared to an Adjusted EBITDA of $5.9 million in the second quarter of 2017 (see EBITDA and Adjusted EBITDA table below). The $5.4 million in non-cash foreign currency translation loss incurred in the second quarter of 2018 and the foreign currency translation benefit of $0.2 million related to the second quarter of 2017 are not included as adjustments in Adjusted EBITDA. If adjusted for these foreign currency translation amounts, Adjusted EBITDA for the second quarter of 2018 would have been $4.5 million, compared to an Adjusted EBITDA of $5.7 million in the second quarter of 2017.

Six Months Ended June 30, 2018 Financial Results

Hill’s total revenue for six months ended June 30, 2018 was $226.0 million, a decrease of 6.4% compared to the same period in 2017. Operating loss for the six months ended June 30, 2018 was $8.8 million, compared to an operating gain of $2.8 million for the same period in the prior year. The net loss from continuing operations for 2018 was $14.7 million, or ($0.27) per diluted share, compared to a gain from continuing operations of $1.0 million, or $0.02 per diluted share, in the same period in 2017.

The operating loss for the six months ended June 30, 2018 was mostly due to a reduction of revenues and gross margin over the prior year of $15.5 million and $8.4 million, respectively, as a result of the wind down of various projects in the Middle East and the United States.

Operating loss for the six months ended June 30, 2018 was also impacted by a $7.9 million loss on a performance bond related to a claim submitted by a client in Kuwait.

These decreases to operating profit were partially offset by an overall decrease in SG&A expenses of $2.9 million for the six months ended June 30, 2018 compared to six months ended June 30, 2017. The decrease was primarily related to a reduction of $9.0 million in unapplied and indirect labor that occurred as a result of the Company’s Profit Improvement Plan and a bad debt recovery from a Libyan client resulting in a net benefit of $3.2 million. These SG&A decreases were negatively impacted by an increase, when compared to the prior year period, of $6.1 million related to non-cash net foreign currency translation losses that were incurred as a result of unfavorable fluctuations in exchange rates in several countries. In addition, SG&A in the six months ended 2018 increased $3.3 million, when compared to the prior year period, due to expenses related to the Profit Improvement Plan and other one-time costs.

Adjusted EBITDA (as defined below) for the six months ended June 30, 2018 was $7.2 million, compared to an adjusted EBITDA of $11.5 million for the same period in 2017 (see EBITDA and Adjusted EBITDA table below). The $5.1 million foreign currency translation loss and the foreign currency translation benefit of $1.0 million related to the six months ended June 30, 2018 and 2017, respectively, are not included as adjustments to Adjusted EBITDA. If adjusted for these foreign currency translation amounts, Adjusted EBITDA for the six months ended June 30, 2018 would have been $12.3 million, compared to an Adjusted EBITDA of $10.5 million in the same period in 2017.

Hill’s total backlog at June 30, 2018 was $816.4 million, compared to $860.1 million at March 31, 2018.

Hill is now current with all SEC filings and will request that the NYSE lift its trading suspension on the Company’s common stock as soon as reasonably practicable.

Hill expects to file third quarter 2018 financial results on time, which is on or before, November 9, 2018.

Non-GAAP Reconciliations

EBITDA

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations is not a measure of financial performance under generally accepted accounting principles (“GAAP”). EBITDA, in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flow from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Adjusted EBITDA

EBITDA, adjusted for non-recurring activity such as the loss on performance bond, Libya bad debt recovery, costs incurred with the Profit Improvement Plan, and other one-time costs (“Adjusted EBITDA”), is not a measure of financial performance under GAAP. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. Non-cash foreign currency translation losses of $5.4 million and $5.1 million for the three and six months ended June 30, 2018, respectively, are excluded from the Adjustments presented in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net (loss) earnings from continuing operations	(7,064)	(996)	(14,733)	1,020
Less: net earnings (loss) - noncontrolling interests	38	1	36	120
Net earnings (loss) attributable to Hill International, Inc.	$(7,102)	$(997)	$(14,769)	$900
Interest expense, net	1,246	282	2,580	1,031
Income tax (benefit) expense	2,293	(649)	3,388	700
Depreciation and amortization	1,217	1,660	2,507	3,255
EBITDA	(2,346)	296	(6,294)	5,886

Adjustments:
Profit improvement plan and one-time costs	4,656	5,600	8,852	5,600
Payment of performance bond	—	—	7,938	—
Libya bad debt recovery	(3,248)	—	(3,248)	—
Adjusted EBITDA	$(938)	$5,896	$7,248	$11,486

Conference Call

Raouf S. Ghali, Hill’s Chief Executive Officer, will host a conference call on October 18, 2018, at 10:00am Eastern Standard Time to discuss the financial results for the second quarter ended June 30, 2018 and the state of the business.  Interested parties may participate in the call by dialing (877) 511-3236 (Domestic) or (786) 815-8670 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will also be broadcasted live over the Internet. To listen to the live call, please go to the webcast link at: https://edge.media-server.com/m6/p/ivthpdcq.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed from Hill’s website for approximately 90 days..

About Hill International

Hill International, with approximately 2,800 professionals in more than 50 offices worldwide, provides program management, project management, construction management and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies and objectives for future operations; and any statements regarding our intent to file late periodic reports or relisting on a national securities exchange, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, our expenses may be higher than anticipated, and the review of the Company’s accounting, accounting policies and internal control over financial reporting, and the preparation of and the audit or review, as applicable, of filings may take longer than currently anticipated or additional restatement adjustments may be identified.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.
Elizabeth J. Zipf, LEED AP BD+C
Senior Vice President
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
Tel:  215-309-7707
elizabethzipf@hillintl.com

Hill International, Inc.
Marco A. Martinez
SVP & Interim Chief Financial Officer
(215) 309-7951
marcomartinez@hillintl.com

InvestorCom
John Glenn Grau
President
(203) 295-7841
jgrau@investor-com.com

(HIL-G)